Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com

Date: October 24, 2012

For Release: Immediately
Refer to:     (317) 276-5795 – Mark E. Taylor (Media)
        (317) 655-6874 – Philip Johnson (Investors)

Lilly Reports Third-Quarter 2012 Results

•	Worldwide revenue declined 11 percent to $5.443 billion, driven by Zyprexa patent expirations.

•	Cymbalta revenue increased 16 percent due to continued growth in both the U.S. and international markets.

•	Third-quarter earnings per share were $1.18 (reported), or $0.79 (non-GAAP, when excluding income from Amylin payment and asset impairment and restructuring charge).

•	Data read-outs provided a better understanding of several potential new medicines in Lilly’s clinical pipeline.

•	2012 non-GAAP EPS guidance reconfirmed to be in the range of $3.30 - $3.40, while reported EPS guidance range revised to $3.68 - $3.78.

Eli Lilly and Company (NYSE: LLY) today announced financial results for the third quarter of 2012.

$ in millions, except per share data	Third Quarter		%
	2012	2011	Change
Total Revenue – Reported	$5,443.3	$6,147.9	-11%
Net Income – Reported	1,326.6	1,236.3	7%
EPS – Reported	1.18	1.11	6%
Net Income – non-GAAP	888.3	1,253.8	-29%
EPS – non-GAAP	0.79	1.13	-30%

Financial results for 2012 and 2011 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with generally accepted accounting principles

(GAAP) and include all revenue and expenses recognized during the period. Non-GAAP results exclude the items described in the reconciliation tables later in the release. The non-GAAP results are presented in order to provide additional insights into the underlying trends in the company’s business. The company’s 2012 financial guidance is also being provided on both a reported and a non-GAAP basis.

“The third quarter was an eventful one for Lilly, as we gained a better understanding of several potential new medicines in our clinical pipeline, while maintaining focus on delivering solid financial results despite the loss of Zyprexa patent exclusivity,” said John C. Lechleiter, Ph.D., Lilly’s chairman, president and chief executive officer. “We are executing well on our business objectives and advancing our pipeline that now has more than 60 molecules in clinical development. We remain firmly committed to our innovation-based strategy in order to meet the needs of the patients who rely on us for new medicines.”

Key Events Over the Last Three Months

•
The company announced that the primary endpoints, both cognitive and functional, were not met in either of the two phase III, double-blind, placebo-controlled solanezumab EXPEDITION trials in patients with mild-to-moderate Alzheimer's disease. However, a pre-specified secondary analysis of pooled data across both trials showed a 34 percent reduction of cognitive decline in patients with mild Alzheimer's disease. The next steps for solanezumab will be determined after discussions with regulators.

•
Following the completion of its acquisition by Bristol-Myers Squibb, Amylin paid to Lilly $1.259 billion in satisfaction of its revenue-sharing obligation with respect to exenatide. In addition, Amylin also repaid to Lilly a $165 million loan plus accrued interest.

•
The U.S. Court of Appeals for the Federal Circuit affirmed a prior ruling by the U.S. District Court for the District of Delaware that the company's compound patent for Alimta® is valid. The compound patent provides protection for Alimta in the U.S. through January of 2017.

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•
The company announced positive top-line results of three completed phase III AWARD trials for dulaglutide, an investigational, long-acting glucagon-like peptide 1 (GLP-1) analog being studied as a once-weekly treatment for type 2 diabetes. Primary efficacy endpoints, as measured by reduction in hemoglobin A1c (HbA1c) at the 1.5 mg dose, were met in three studies (AWARD-1, AWARD-3 and AWARD-5). Having met the primary endpoints, superiority for HbA1c lowering was examined, and both doses of dulaglutide (0.75mg and 1.5mg) demonstrated statistically superior reduction in HbA1c from baseline compared to: exenatide twice-daily injection at 26 weeks (AWARD-1); metformin at 26 weeks (AWARD-3); and sitagliptin at 52 weeks (AWARD-5).

•
The company announced that the REGARD trial, a phase III study of ramucirumab (IMC-1121B) in patients with metastatic gastric cancer, met its primary endpoint of improved overall survival and its secondary endpoint of increased progression-free survival.

•
The company made the decision to stop ongoing phase III clinical studies investigating pomaglumetad methionil, also known as mGlu2/3, for the treatment of patients suffering from schizophrenia. The decision was made after an independent futility analysis concluded HBBN, the second of Lilly's two pivotal studies, was unlikely to be positive in its primary efficacy endpoint if enrolled to completion. The decision was not based on any safety signals.

•
The company and its partner, Daiichi Sankyo Company, Limited, announced data from the TRILOGY ACS study, a phase III trial comparing prasugrel plus aspirin to clopidogrel plus aspirin in patients with unstable angina (UA) or non-ST elevation myocardial infarction (NSTEMI), who were managed medically without an artery-opening procedure. The study did not demonstrate prasugrel was superior to clopidogrel in these patients.

•
The company announced that the phase III POINTBREAK trial did not meet its primary endpoint of improved overall survival for patients with nonsquamous non-small cell lung cancer who were randomized to receive a combination of Alimta with bevacizumab and carboplatin induction followed by Alimta plus bevacizumab maintenance compared to the

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combination of paclitaxel with bevacizumab and carboplatin followed by bevacizumab maintenance.

•
The Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) issued a positive opinion recommending approval of Cialis® tablets 5 mg for once a day use for the treatment of the signs and symptoms of benign prostatic hyperplasia (BPH).

•
The U.S. Food and Drug Administration (FDA) approved a supplemental new drug application for Tradjenta® tablets for use as add-on therapy to insulin. Europe’s CHMP issued a positive opinion recommending approval of Trajenta for use as add-on therapy to insulin.

•
The FDA approved a change in the label for Alimta to state that patients may receive Alimta as a maintenance therapy following first-line Alimta-cisplatin induction therapy for locally advanced or metastatic nonsquamous non-small cell lung cancer.

•
Europe’s CHMP issued a positive opinion recommending approval of AmyvidTM (Florbetapir F 18) solution for injection as a diagnostic radiopharmaceutical indicated for Positron Emission Tomography (PET) imaging of beta-amyloid neuritic plaque density in the brains of adult patients with cognitive impairment who are being evaluated for Alzheimer's Disease and other causes of cognitive impairment.

Third-Quarter Reported Results
In the third quarter of 2012, worldwide total revenue was $5.443 billion, a decrease of 11 percent compared with the third quarter of 2011. This 11 percent revenue decline was comprised of a decrease of 9 percent due to lower volume and 3 percent due to the unfavorable effect of foreign exchange rates, partially offset by an increase of 1 percent due to price. The decrease in volume was driven by the loss of patent exclusivity for Zyprexa® in most major markets, partially offset by volume gains for certain other products. Total revenue in the U.S. decreased 9 percent to $2.986 billion due primarily to the loss of patent exclusivity for Zyprexa, partially offset by increased

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prices. Total revenue outside the U.S. decreased by 15 percent to $2.457 billion, driven by the loss of patent exclusivity for Zyprexa in markets outside of Japan, the unfavorable effect of foreign exchange rates, and decreased prices, partially offset by increased volume in other products.

Gross margin decreased 12 percent to $4.240 billion in the third quarter of 2012. Gross margin as a percent of total revenue was 77.9 percent, reflecting a decrease of 0.3 percentage points compared with the third quarter of 2011. The decrease in gross margin percent was primarily due to lower sales of Zyprexa, largely offset by the impact of foreign exchange rates on international inventories sold which decreased cost of sales in the third quarter of 2012 and increased cost of sales in the third quarter of 2011.

Total operating expense, defined as the sum of research and development, marketing, selling and administrative expenses, decreased 3 percent compared with the third quarter of 2011. Marketing, selling and administrative expenses decreased 8 percent to $1.757 billion, driven primarily by lower marketing expense. Research and development expenses increased 5 percent to $1.343 billion, or 24.7 percent of total revenue, driven by expenses related to late-stage clinical trials.

In the third quarter of 2012, the company recognized a charge of $53.3 million, primarily related to asset impairments associated with the decision to stop development of a delivery device platform. In the third quarter of 2011, the company recognized a charge of $25.2 million for restructuring related to severance costs from previously announced strategic actions to reduce the company’s cost structure.

Operating income in the third quarter of 2012 was $1.086 billion, a decrease of 32 percent compared to the third quarter of 2011, due primarily to lower gross margin resulting from the loss of patent exclusivity for Zyprexa, partially offset by a decrease in total operating expenses.

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Other income (expense) was a net income of $788.5 million, compared with net expense of $83.4 million in the third quarter of 2011. The increase in other income (expense) was driven by the early payment of the exenatide revenue-sharing obligation from Amylin Pharmaceuticals. The company recognized $787.8 million of income in the third quarter of 2012 related to this payment. Lilly also expects to recognize a net gain of approximately $490 million in 2013 contingent upon transfer of exenatide commercial rights outside the U.S. to Amylin. The third quarter of 2011 included expense from the partial impairment of an acquired in-process research and development asset related to Amyvid.

The effective tax rate was 29.2 percent in the third quarter of 2012, compared with an effective tax rate of 17.7 percent in the third quarter of 2011. The increase in the third quarter 2012 effective tax rate reflects the tax impact of the payment received from Amylin and the expiration of the R&D tax credit in the U.S. at the end of 2011, while the third quarter 2011 tax rate was lower primarily due to the recognition of a $45.4 million discrete benefit primarily as a result of the resolution of the IRS audit of the company’s 2007 federal income tax return.

Net income and earnings per share increased to $1.327 billion and $1.18, respectively, compared with third-quarter 2011 net income of $1.236 billion and earnings per share of $1.11. The increases in net income and earnings per share were driven by the early payment of the exenatide revenue-sharing obligation, partially offset by lower operating income.

Third-Quarter 2012 non-GAAP Results
On a non-GAAP basis, third quarter 2012 operating income decreased 29 percent to $1.139 billion, due primarily to lower gross margin resulting from the loss of patent exclusivity for Zyprexa. The effective tax rate was 22.1 percent, compared with 17.9 percent in the third quarter of 2011. The increase in the effective tax rate reflects the expiration of the R&D tax credit at the end of 2011, as well as the recognition of the $45.4 million discrete benefit in the third quarter 2011. Net income

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and earnings per share decreased 29 and 30 percent, respectively, to $888.3 million and $0.79, respectively. These decreases were driven primarily by lower operating income.

Non-GAAP results exclude items totaling $.39 per share of income in the third quarter of 2012 and $.02 per share of expense in the third quarter of 2011. For further detail, see the reconciliation below as well as the footnotes to the non-GAAP income statement later in this press release.

	Third Quarter
	2012	2011	% Change
Earnings per share (reported)	$1.18	$1.11	6%
Asset impairment, restructuring and other special charges Income from early payment of Amylin revenue-sharing obligation	.04 (.43)	.02 -
Earnings per share (non-GAAP)	$0.79	$1.13	-30%

Year-to-Date Results
For the first nine months of 2012, worldwide total revenue was $16.646 billion, a decrease of 9 percent compared with the same period in 2011. Reported net income and earnings per share were $3.261 billion and $2.92, respectively. Net income and earnings per share, on a non-GAAP basis, were $2.839 billion and $2.54, respectively.

Non-GAAP results exclude items totaling $.38 per share of income for the first nine months of 2012 and $.41 per share of expense for the first nine months of 2011. For further detail, see the reconciliation below as well as the footnotes to the non-GAAP income statement later in this press release.

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	Year-to-date		% Change
	2012	2011
Earnings per share (reported)	$2.92	$3.13	-7%
In-process research and development charges associated with Boehringer Ingelheim collaboration	-	.23
Asset impairment, restructuring and other special charges Income from early payment of Amylin revenue-sharing obligation	.05 (.43)	.18 -
Earnings per share (non-GAAP)	$2.54	$3.54	-28%

Revenue Highlights
(Dollars in millions)	Third Quarter		% Change Over/(Under)	Year-to-Date		% Change Over/(Under)
	2012	2011	2011	2012	2011	2011
Cymbalta®	$1,235.8	$1,068.6	16%	$3,573.7	$2,980.8	20%
Alimta	643.6	629.7	2%	1,909.9	1,823	5%
Humalog®	575.8	593.2	-3%	1,779.5	1,705.5	4%
Cialis	482.1	469.8	3%	1,413.4	1,381.4	2%
Zyprexa	374.5	1,182.3	-68%	1,316.6	3,872.4	-66%
Forteo®	288.7	240.3	20%	836.4	687.3	22%
Humulin®	285.4	301.5	-5%	896.1	903.2	-1%
Evista®	247.0	270.1	-9%	769.2	799.7	-4%
Strattera®	145.6	153.2	-5%	457.5	449.5	2%
Effient®	109.7	83.5	31%	336.6	211.5	59%
Animal Health	479.4	451.0	6%	1,482.4	1,210.4	22%
Total Revenue	$5,443.3	$6,147.9	-11%	$16,646	$18,239.9	-9%

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Cymbalta
For the third quarter of 2012, Cymbalta generated $1.236 billion in revenue, an increase of 16 percent compared with the third quarter of 2011. U.S. sales of Cymbalta increased 19 percent, to $964.6 million, driven by higher prices and increased demand. Revenue outside the U.S. was $271.2 million, an increase of 5 percent, driven primarily by increased volume, partially offset by the unfavorable impact of foreign exchange rates.

Alimta
For the third quarter of 2012, Alimta generated sales of $643.6 million, an increase of 2 percent compared with the third quarter of 2011. U.S. sales of Alimta increased 12 percent, to $288.8 million, driven by increased demand and, to a lesser extent, higher prices. Sales outside the U.S. decreased 4 percent, to $354.8 million, due to lower prices in Japan and the unfavorable impact of foreign exchange rates, partially offset by increased demand.

Humalog
For the third quarter of 2012, worldwide Humalog sales decreased 3 percent, to $575.8 million. Sales in the U.S. decreased 2 percent to $337.3 million, driven by lower volume. U.S. sales of Humalog have been negatively impacted by the product’s removal from a large formulary in 2012. Sales outside the U.S. decreased 4 percent to $238.5 million, due primarily to the unfavorable impact of foreign exchange rates, partially offset by increased volume.

Cialis
Cialis sales for the third quarter of 2012 increased 3 percent to $482.1 million. U.S. sales of Cialis were $205.7 million in the third quarter, a 22 percent increase compared with the third quarter of 2011, driven by higher prices and increased demand. Sales of Cialis outside the U.S. decreased 8 percent, to $276.4 million, driven by the unfavorable impact of foreign exchange rates.

Zyprexa

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In the third quarter of 2012, Zyprexa sales totaled $374.5 million, a decrease of 68 percent compared with the third quarter of 2011 due to the loss of patent exclusivity in the U.S. and most major international markets outside of Japan. U.S. sales of Zyprexa decreased 88 percent to $67.8 million. Zyprexa sales in international markets decreased 50 percent, to $306.7 million.

Forteo
Third-quarter sales of Forteo were $288.7 million, a 20 percent increase compared with the third quarter of 2011. U.S. sales of Forteo increased 15 percent to $127.3 million due to higher prices. Sales outside the U.S. increased 24 percent, to $161.4 million, due to increased demand in Japan, partially offset by the unfavorable impact of foreign exchange rates.

Humulin
Worldwide Humulin sales decreased 5 percent in the third quarter of 2012, to $285.4 million. U.S. sales decreased 7 percent to $131.9 million, driven primarily by lower demand, partially offset by higher prices. U.S. sales of Humulin have been negatively impacted by the product’s removal from a large formulary in 2012, as well as the continued decline in the market for human insulin and the termination of the Humulin ReliOn agreement. Sales outside the U.S. decreased 3 percent, to $153.5 million, driven primarily by the unfavorable impact of foreign exchange rates, partially offset by increased demand.

Evista
Evista sales for the third quarter of 2012 decreased 9 percent to $247.0 million. U.S. sales of Evista decreased 5 percent to $168.3 million, driven by decreased demand, partially offset by higher prices. Sales outside the U.S. decreased 16 percent to $78.7 million, driven by lower volume and to a lesser extent, the unfavorable impact of foreign exchange rates.

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Strattera
During the third quarter of 2012, Strattera generated $145.6 million of sales, a decrease of 5 percent compared with the third quarter of 2011. U.S. sales decreased 7 percent to $90.0 million, due to decreased demand. Sales outside the U.S. decreased 2 percent to $55.6 million due to the unfavorable impact of foreign exchange rates and lower prices, partially offset by increased volume.

Effient
Effient sales were $109.7 million in the third quarter of 2012, an increase of 31 percent compared with the third quarter of 2011. U.S. Effient sales increased 31 percent to $80.4 million, driven by increased demand and, to a lesser extent, higher prices. Sales outside the U.S. increased 32 percent to $29.3 million due to higher demand, partially offset by the unfavorable impact of foreign exchange rates.

Erbitux®
Lilly recognizes net royalties received from its Erbitux collaboration partners and revenue from manufactured product sold to these partners. For the third quarter of 2012, Lilly recognized total revenue of $86.6 million for Erbitux, a decrease of 11 percent from the third quarter of 2011, due to the timing of product shipments to collaboration partners.

Animal Health
Worldwide sales of animal health products in the third quarter of 2012 were $479.4 million, an increase of 6 percent compared with the third quarter of 2011. U.S. sales grew 16 percent, to $275.3 million, due primarily to increased demand for companion animal products. Sales outside the U.S. decreased 4 percent, to $204.1 million, driven primarily by the unfavorable impact of foreign exchange rates and lower prices, partially offset by increased volume. The growth of animal health products outside the U.S. was negatively impacted by economic conditions in certain markets.

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2012 Financial Guidance
The company has updated its 2012 earnings per share guidance and now expects full-year 2012 earnings per share to be in the range of $3.68 to $3.78 on a reported basis. The company’s earnings per share on a non-GAAP basis is still expected to be in the range of $3.30 to $3.40. Certain other elements of the company’s 2012 financial guidance have also been updated, as noted below.

	2012 Expectations	2011 Results	% Change
Earnings per share (reported)	$3.68 to $3.78	$3.9	(6)% to (3)%
Income from early payment of Amylin revenue-sharing obligation	(.43)	-
In-process research and development charge associated with Boehringer Ingelheim collaboration	-	.23
Asset impairment, restructuring, other special charges	.05	.29
Earnings per share (non-GAAP)	$3.30 to $3.40	$4.41	(25)% to (23)%

Numbers in the 2011 full-year column do not add due to rounding.

The company still anticipates 2012 revenue of between $21.8 and $22.8 billion. This includes an expected decline of over $3 billion in Zyprexa sales due to patent expirations in most markets outside of Japan. The reduction in revenue due to Zyprexa patent expirations is expected to be partially offset by growth in key franchises including Cymbalta, Cialis, Alimta, Humalog and Forteo, as well as continued growth of newer products such as Effient and Axiron®. The company also anticipates strong, double-digit revenue growth from its Elanco Animal Health business. Both Japan and Emerging Markets are expected to post continued strong underlying volume growth; however, overall revenue growth in these markets in 2012 will be adversely affected by pricing actions in Japan and by the expected impact of patent expirations, including Zyprexa, in some emerging market countries.

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The company still anticipates that gross margin as a percent of revenue will be approximately 78 percent in 2012.

As a result of ongoing productivity efforts, the company still expects to keep 2012 operating expenses essentially flat compared to 2011. Marketing, selling and administrative expenses are still expected to decline and be in the range of $7.3 billion to $7.7 billion. Research and development expense is still expected to be flat to increasing and in the range of $5.0 billion to $5.3 billion.

On a reported basis, other income and deductions is now expected to be in a range between $640 million and $715 million of net income in 2012. On a non-GAAP basis, other income and deductions is now expected to be in a range between $150 million and $75 million of net expense in 2012.

On a reported basis, the 2012 tax rate is still expected to be approximately 23.5 percent. On a non-GAAP basis, the 2012 tax rate is still expected to be approximately 21 percent. Both tax rates assume the extension of the R&D tax credit for the full year 2012.

Operating cash flows in 2012 are still expected to be more than sufficient to fund capital expenditures of approximately $800 million, as well as anticipated business development activity, the company’s current dividend and stock repurchases.

Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the third-quarter 2012 financial results conference call through a link on Lilly's website at www.lilly.com. The conference call will be held today from 9:00 a.m. to 10:00 a.m. Eastern Daylight Time (EDT) and will be available for replay via the website.

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Lilly, a leading innovation-driven corporation, is developing a growing portfolio of pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers – through medicines and information – for some of the world's most urgent medical needs. Additional information about Lilly is available at www.lilly.com.
F-LLY

This press release contains management’s current intentions and expectations for the future, all of which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “estimate”, “project”, “intend”, “expect”, “believe”, “target” and similar expressions are intended to identify forward-looking statements. For example, the statements in the section entitled “2012 Financial Guidance” constitute forward-looking statements. Actual results may differ materially from these and other forward-looking statements due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. Pharmaceutical products can develop unexpected safety or efficacy concerns. The company's results may also be affected by such factors as competitive developments affecting current products; market uptake of recently launched products; the timing of anticipated regulatory approvals and launches of new products; regulatory actions regarding currently marketed products; issues with product supply; regulatory changes or other developments; regulatory compliance problems or government investigations; patent disputes; changes in patent law or regulations related to data-package exclusivity; other litigation involving current or future products; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals, including U.S. health care reform; changes in tax law; asset impairments and restructuring charges; acquisitions and business development transactions; and the impact of exchange rates and global macroeconomic conditions. For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company's latest Form 10-Q and Form 10-K filed with the U.S. Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, the company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.
#    #    #

Alimta® (pemetrexed, Lilly)
AmyvidTM (florbetapir, Lilly)
Cialis® (tadalafil, Lilly)
Cymbalta® (duloxetine hydrochloride, Lilly)
Effient® (prasugrel, Lilly)
Erbitux® (cetuximab, ImClone Systems, Lilly)
Evista® (raloxifene hydrochloride, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Strattera® (atomoxetine hydrochloride, Lilly)
Tradjenta® (linagliptin, Boehringer Ingelheim)
Zyprexa® (olanzapine, Lilly)

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Eli Lilly and Company Employment Information
September 30, 2012        December 31, 2011
Worldwide Employees         38,600             38,080

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Eli Lilly and Company
Operating Results (Unaudited) – REPORTED
(Dollars in millions, except per share data)
	Three Months Ended			Nine Months Ended
	September 30			September 30
	2012	2011	% Chg.	2012	2011 % Chg.

Total Revenue	$5,443.3	$6,147.9	-11%	$16,646	$18,239.9	-9%

Cost of sales	1,203.6	1,338.1	-10%	3,548.2	3,746.2	-5%
Research and development	1,342.8	1,280.9	5%	3,815	3,665.5	4%
Marketing, selling and administrative	1,757.4	1,917.8	-8%	5,536	5,746.5	-4%
Acquired in-process research and development	-	-	NM	-	388.0	NM
Asset impairments, restructuring and other special charges	53.3	25.2	NM	77.1	233.8	(67)%

Operating income	1,086.2	1,585.9	-32%	3,669.7	4,459.9	-18%

Net interest income (expense) Other income (expense) – Special	(21.3) 787.8	(22.8) -		(56.3) 787.8	(80.4) -
Net other income (expense)	22.0	(60.6)		(5.5)	(71.8)
Other income (expense)	788.5	(83.4)	NM	726.0	(152.2)	NM

Income before income taxes	1,874.7	1,502.5	25%	4,395.7	4,307.7	2%
Income taxes	548.1	266.2	NM	1,134.4	818.2	39%

Net income	$1,326.6	$1,236.3	7%	3,261.3	3,489.5	-7%

Earnings per share – basic and diluted	$1.18	$1.11	6%	2.92	3.13	-7%

Dividends paid per share	$0.49	$0.49	—%	1.47	1.47	—%
Weighted-average shares outstanding (thousands) – basic	1,119,617	1,113,820		1,118,395	1,113,324
Weighted-average shares outstanding (thousands) – diluted	1,119,641	1,113,841		1,118,420	1,113,347

NM – not meaningful

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Eli Lilly and Company
Operating Results (Unaudited) – Non-GAAP
(Dollars in millions, except per share data)
	Three Months Ended			Nine Months Ended
	September 30			September 30
	2012(a)	2011(b)	% Chg.	2012(a)	2011(b) % Chg.

Total Revenue	$5,443.3	$6,147.9	-11%	$16,646	$18,239.9	-9%

Cost of sales	1,203.6	1,338.1	-10%	3,548.2	3,746.2	-5%
Research and development	1,342.8	1,280.9	5%	3,815	3,665.5	4%
Marketing, selling and administrative	1,757.4	1,917.8	-8%	5,536	5,746.5	-4%

Operating income	1,139.5	1,611.1	-29%	3,746.8	5,081.7	-26%

Net interest income (expense)	(21.3)	(22.8)		(56.3)	(80.4)
Net other income (expense)	22.0	(60.6)		(5.5)	(71.8)
Other income (expense)	0.7	(83.4)	NM	(61.8)	(152.2)	-59%

Income before income taxes	1,140.2	1,527.7	-25%	3,685	4,929.5	-25%
Income taxes	251.9	273.9	-8%	846.2	984.9	-14%

Net income	$888.3	$1,253.8	-29%	$2,838.8	$3,944.6	-28%

Earnings per share – basic and diluted	$0.79	$1.13	-30%	$2.54	$3.54	-28%

Dividends paid per share	$0.49	$0.49	—%	$1.47	$1.47	—%
Weighted-average shares outstanding (thousands) – basic	1,119,617	1,113,820		1,118,395	1,113,324
Weighted-average shares outstanding (thousands) – diluted	1,119,641	1,113,841		1,118,420	1,113,347

(a)
The third quarter 2012 financial statements have been adjusted to eliminate a charge of $53.3 million (pretax) related to an asset impairment of a delivery device platform, or $0.04 per share (after-tax). Additionally the third quarter financial statements have been adjusted to eliminate other income related to the early payment of Amylin financial obligations of $787.8 million (pretax), or $0.43 per share (after-tax). The year-to-date 2012 financial statements have been adjusted also to eliminate a charge of $23.8 million (pretax), or $0.01 per share (after-tax) primarily related to the withdrawal of Xigris.

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(b)
The third quarter 2011 has been adjusted to eliminate a restructuring charge of $25.2 million (pretax), or $0.02 per share (after-tax). The year-to-date 2011 financial statements have been adjusted to eliminate total restructuring charges of $233.8 million (pretax), or $0.18 per share (after-tax). These charges are related to severance costs from previously announced strategic actions that the company is taking to reduce its cost structure and global workforce. In addition, the year-to-date 2011 financial statements have been adjusted to eliminate a charge of $388.0 million (pretax), or $0.23 per share (after-tax), for acquired in-process research and development associated with the collaboration with Boehringer Ingelheim.

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